Exhibit 5.1

Kantor & Co.
Law Offices Chugi House, 8 Floor 12 Abba Hillel Silver Rd. Ramat Gan 52506 Israel Tel: + 972 - 3 - 6133371
Fax:+ 972 - 3 - 6133372
mail@kantor-law.com	April 6, 2015
XTL Biopharmaceuticals Ltd. 85 Medinat Hayehudim Herzeliya Pituach Israel

Dear Sir and Madam:

Re:	XTL Biopharmaceuticals Ltd. -35,555,560 Ordinary Shares represented by 1,777,778 American Depositary Shares

Dear Sir and Madam:

We have acted as Israeli counsel to XTL Biopharmaceuticals Ltd. (the "Company"), a company organized under the laws of the State of Israel in connection with the issuance and sale of an aggregate of 35,555,560 ordinary shares, NIS 0.10 par value per share, (the "Ordinary Shares") represented by 1,777,778 American Depositary Shares (the "ADSs") being offered by the Company, pursuant to the terms of securities purchase agreements dated March 31,2015 between the Company and the investors party thereto. The ADSs are being issued pursuant to a registration statement on Form F-3 (Registration Statement No. 333-194338) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), the prospectus dated April 4, 2014, and the prospectus supplement dated March 31, 2015, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act.

As counsel to the Company in Israel, we have examined copies of the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, we advise you that in our opinion, the Ordinary Shares underlying the ADSs are duly authorized, legally issued, fully-paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company's Current Report on Form 6-K to be filed with the Commission on April 6, 2015, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kantor & Co. Law Offices

Kantor & Co. Law Offices